Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated May 7, 2024, with respect to the consolidated financial statements of Twin Hospitality I, LLC (formerly known as FAT Brands Twin Peaks I, LLC) as of December 31, 2023 and for the fiscal year then ended, included in Twin Hospitality Group Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular forming a part of such Offering Statement.

/s/ CohnReznick LLP
Los Angeles, California
September 23, 2025